Exhibit 5

August 12, 2003

Kaiser Group Holdings, Inc.
12303 Airport Way, Suite 125
Broomfield, Colorado 80021-0007

Ladies and Gentlemen:

        We have acted as counsel to Kaiser Group Holdings, Inc. (the "Corporation") in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Corporation with the Securities and Exchange Commission. The Registration Statement relates to the offering of up to 150,000 shares of Common Stock, $0.01 par value per share, of the Corporation (the "Shares") pursuant to the Kaiser Group Holdings, Inc. 2002 Equity Compensation Plan, as amended (the "Plan").

        In connection with the transactions described herein, we have examined such corporate records and other documents and certificates of public officials as we have deemed necessary in order for us to render the opinion set forth below.

        Based upon the foregoing, we are of the opinion that the Shares to be issued under the Plan have been duly authorized, and will be, when issued, delivered and paid for in accordance with the Plan, legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                      Respectfully Submitted,

                      /s/ Squire, Sanders & Dempsey L.L.P.